Index License Agreement

This Index License Agreement (“Agreement”), is made as of October 14, 2019 (“Effective Date”) by and between Merlyn.AI Corporation, a Delaware corporation having a principal place of business at 1118 Emerson St., Palo Alto, CA 94301 (“Merlyn” or “Licensor”) and Empowered Funds, LLC (“Empowered” or “Licensee”) having a principal place of business at 213 Foxcroft Road, Broomall, Pennsylvania 19008. Merlyn and Empowered are each referred to herein as a “Party” and collectively as the “Parties.” As used herein, an “Affiliate” of a Party means any current or future person or entity that controls, is controlled by or is under common control with such party, for so long as such person or entity qualifies as an Affiliate of such Party.

A. Merlyn owns or controls rights to certain proprietary indices via an exclusive license granted by SumGrowth Strategies, LLC, a Washington state Limited Liability Company (“SumGrowth”). SumGrowth calculates and distributes its indices to Merlyn (each a “Merlyn Index” and collectively, the “Merlyn Indices”). SumGrowth owns the corresponding Index names (each, a

“Mark” and collectively, the “Marks”) which are licensed to Merlyn;

B. Licensee wishes to license the right to use those Merlyn Indices identified in an Order Schedule attached to and incorporated into this Agreement as Addendum 1 (each, a “Licensed Index” and collectively, the “Licensed Indices”) and the corresponding Merlyn Index names identified in the Order Schedule (“Licensed Marks”) in connection with the development, issuance, management, marketing and promotion of certain exchange traded funds in the United States (the “Funds”) as further agreed in the Strategic Partnership Agreement dated October 14, 2019 by and between the Parties (the “Partnership Agreement”); and

C. Merlyn has the right to and is willing to sublicense to Licensee the right use the Licensed Indices and Licensed Marks in connection with the Funds, on the following terms and conditions.

Now, therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows.

1.	License Grant.

(a) License. Subject to the terms and conditions of this Agreement, Merlyn grants Licensee a non-exclusive, royalty-free, US-only license solely to: (i) use the Licensed Indices as the basis of or a component of the Funds, and to establish, organize, structure, and manage the Funds; and (ii) use the Licensed Indices and Licensed Marks (in accordance with the restrictions set forth in this Agreement and any applicable Order Schedule) in connection with the Funds, including but not limited to in Licensee’s marketing materials, Licensee’s website(s) relating to the Funds, and in connection with any disclosures about the Funds that are required under any applicable laws, rules, or regulations (“Laws”). Merlyn retains all rights except those expressly granted to Licensee under this Section 1(a) and Section 1(b). For the avoidance of doubt, the term “Funds” includes only the particular exchange traded fund(s) that seek to track the performance of a Merlyn Index licensed hereunder. It is understood and agreed that the license granted hereunder is in whole or part a sublicense under Merlyn’s license with SumGrowth.

(b) Sublicensing and Distribution. Licensee is hereby granted the right, to the extent reasonably necessary to effectuate this Agreement for the benefit of the Parties, to sublicense its rights in the Licensed Indices and Licensed Marks to the Alpha Architect ETF Trust (the “Trust”)(of which each particular Fund is a series), and to sublicense its rights in the Licensed Marks to the Trust’s board of trustees and the Trust’s service providers. Licensee will use reasonable care to ensure no sublicensee hereunder exceeds the rights granted to it. Licensee shall not directly disseminate or otherwise publish, distribute or disclose to any third party any of the Licensed Indices except as may be required under applicable Laws or as otherwise described in Section 1(a) or Section 1(b).

(c) Licensee Warranty. Licensee represents, warrants, and covenants that it will comply with all laws applicable to Licensee, and that Licensee has and shall maintain at all times during the term of this Agreement all governmental, regulatory, and other third party licenses, registrations (including fund registrations and registration or recordation of this Agreement), permits, certifications, rights, consents, and approvals required for providing advisory services to the Funds, its performance under this Agreement, its use of the Licensed Indices as contemplated under this Agreement or the conduct of its business. Licensee shall provide proof of such licenses, registrations, permits, certifications, rights, consents and approvals promptly upon Merlyn’s reasonable request.

(d) Licensor’s Warranty. Notwithstanding the Disclaimer of Section 4, Merlyn hereby represents, warrants and covenants (i) that it will comply with all laws applicable to Licensor; (ii) that Licensor shall in accordance with Section 3(a), maintain at all times during the term of this Agreement all governmental and regulatory licenses, registrations, permits, certifications, and approvals required for the Licensed Indices and Licensed Marks; (iii) that Licensor has obtained and shall maintain at all times during the term of this Agreement all third party permissions, rights, and consents required for any underlying data sets, variables and metrics used in weighing, determining or calculating the Licensed Indices or any component thereof; and (iv) that Licensor has the right and authority to grant the license in this Section to the Licensed Indices and Marks for use as contemplated under this Agreement in the United States and each state therein, including the right to further sublicense as contemplated by this Agreement. Licensor shall provide proof of such licenses, registrations, permits, certifications, rights, consents, and approvals promptly upon Licensee’s reasonable request. Licensor agrees to provide prompt notice to Licensee in the event that Licensor loses its underlying license with SumGrowth, or its authority to grant the rights or provide the sublicenses under this Agreement are impaired.

2.	Index Disclosure Requirements.

(a) Regulatory and Promotional Materials. Licensee is responsible for meeting any legal requirements concerning the accuracy and completeness of a Fund’s registration statement, prospectus or organizational or offering documents. The Parties agree that a Fund’s regulatory, organizational and offering documents, and promotional materials shall under no circumstances imply that the Funds are issued by Merlyn or any of its Affiliates, licensors, or contractors. Unless otherwise agreed with Merlyn, there shall be incorporated in a Fund’s registration statement the following text or substantially similar text:

The Merlyn.AI [ ] ETF (Ticker: [ ]) is not offered or sold by Merlyn.AI Corporation or any of its affiliates, licensors, or contractors (the “Merlyn Parties”) nor do any of the Merlyn Parties offer any express or implicit guarantee, warranty, or assurance either with regard to the results of using the MAI [ ] Index (the “Index”) or the Index Price at any time or in any other respect. The Index is calculated and published by SumGrowth Strategies, LLC which has granted Merlyn an exclusive license for marketing and distribution purposes of the Index. The Merlyn Parties have entered an agreement with the Fund’s adviser to sponsor the Fund. The Merlyn Parties use commercially reasonable efforts to ensure that the Index is calculated correctly. None of the Merlyn Parties shall be liable for any error, omission, inaccuracy, incompleteness, delay, or interruption in the Index or any data related thereto or have any obligation to point out errors in the Index to any person. Neither publication of the Index by the Merlyn Parties nor the licensing of the Index or Index trademark(s) for the purpose of use in connection with the Merlyn.AI [ ] ETF (Ticker: [ ]) constitutes a recommendation by any of the Merlyn Parties to invest in the Merlyn.AI [ ] ETF (Ticker: [ ]).” [ ] and [ ] are trademarks of [ ].

(b) Marketing Materials. In all marketing material specifically respecting the Funds that are created or published by the Licensee (other than regulatory materials described above), the Licensee shall include the following text or substantially similar text unless otherwise agreed with Merlyn in relation to a particular document:

The MAI [ ] Index is provided by Merlyn.AI Corporation (“Merlyn”). Merlyn does not offer or sell this Fund and does not accept any liability in relation to its issue, operation, or trading. Merlyn is the exclusive owner or licensee of any intellectual property rights in the index values and constituent list. [ ]™ and [ ]™ are trademarks of Merlyn.AI Corporation or used under license from their rightful owner.

(c) Reports, Factsheets and Marketing Materials. In any public reports, including analytical reports, factsheets or any marketing materials that identify an Index, a sub-licensed mark, or that contain Index data provided by Merlyn, the following text or substantially similar text shall accompany such data:

Source: Merlyn.AI Corporation (Merlyn), [year]. The MAI [ ] Index is provided by SumGrowth Strategies, LLC and all intellectual property rights in the Index are the property of SumGrowth Strategies, LLC. Neither Merlyn.AI Corporation nor or any of its affiliates, licensors or contractors shall be liable for any error, omission, inaccuracy, incompleteness, delay, or interruption in the Index or any data related thereto or have any obligation to point out errors in the Index to any recipient of this [report]. The information contained herein, and all associated intellectual property is confidential and for the use of the recipient only. Such information shall not be knowingly misappropriated by the recipient. [ ] and [ ] are trademarks of Merlyn.AI Corporation or used under license from their rightful owner.

(d) Legal Requirements. As between Licensee and Merlyn, Licensee is responsible for the accuracy and completeness of all offering documents and/or prospectus for a Fund, except for Merlyn Registration Statement Information (defined below). As between Licensee and Merlyn, Merlyn is responsible for the accuracy and completeness of all Merlyn Registration Statement Information (defined below). Merlyn, not Licensee, is responsible for the accuracy and completeness of all Licensed Indices, shall use commercially reasonable efforts to ensure that the Licensed Indices are calculated correctly, and upon discovery of any errors in the Licensed Indices to promptly notify Licensee of such errors in writing. Merlyn is solely responsible for any damages, expenses, claims, or fines that arise as a result of any delay between the discovery of such errors and the notification of Licensee hereunder.

3.	Proprietary Rights.

(a) Ownership. Notwithstanding the Disclaimer of Section 4, Merlyn hereby represents, warrants and covenants to Licensee that: (i) the Licensed Indices are selected, arranged and prepared by Merlyn through the application of methods and standards of judgment and used and developed through the expenditure of considerable work, money and resources by Merlyn and other contracted parties; (ii) Merlyn is the sole owner or exclusive licensee of the Licensed Indices and Licensed Marks, and the Licensed Indices and their final compilation and composition and changes thereto are in the control and at the discretion of Merlyn; (iii) Merlyn has the unfettered right to use and license/sublicense the Licensed Indices and Licensed Marks in the relevant market for the intended purpose; and (iv) Licensee’s contemplated use thereof as expressly stated herein does not infringe the intellectual property rights of any third party. Licensee shall not knowingly do anything inconsistent with Merlyn‘s ownership, and all use of the Licensed Marks by Licensee and all goodwill associated with the Licensed Marks shall inure to the benefit of and be on behalf of Merlyn. Upon Merlyn’s request, Licensee shall reasonably assist Merlyn in recording this Agreement with appropriate government authorities; provided that Merlyn shall reimburse Licensee for any costs or expenses that it may incur with respect thereto. Licensee shall not attack the title of Merlyn to the Licensed Indices or Licensed Marks. Licensor shall file all applications, required documents, and any supporting evidence required to maintain the federal registrations that are presently in force with respect to the Licensed Marks and to have the remaining Licensed Marks federally registered with all due haste, and keep Licensee timely apprised of such efforts.

(b) Trademark Usage. Licensee shall use the Licensed Marks only in the form and manner permitted by this Agreement, or with express written permission by Merlyn. Upon Merlyn’s reasonable request, Licensee shall submit to Merlyn for approval all templates of text regarding Merlyn or the Licensed Indices to be used in advertisements, brochures and promotional and informational material (other than price quotations for a Fund) that relate to or refer to Merlyn or any of the Licensed Indices unless otherwise set forth in Section 2(a), 2(b), or 2(c). Merlyn’s approval will not be unreasonably withheld, conditioned, or delayed. Licensee shall not use the Licensed Marks in any manner which might reasonably cause confusion as to Merlyn’s responsibility for preparing and distributing the Licensed Indices or as to the identity of Licensee and its relationship to or endorsement of the Funds. Licensee shall use commercially reasonable efforts to ensure its use of the Licensed Indices and the Licensed Marks under this Agreement do nothing to adversely impact the goodwill and reputation of Merlyn, its Affiliates, the Licensed Indices, or the Licensed Marks.

(c) Infringements. If Licensee becomes aware of any unauthorized use of the Licensed Indices or Licensed Marks by any third party, it will promptly notify Merlyn in writing. Merlyn will have the sole right and discretion to bring infringement or unfair competition proceedings involving the Licensed Indices or Licensed Marks. For the sake of clarity, Licensee has no affirmative duty hereunder to police the Licensed Marks, or to actively search for infringing uses.

4.	Warranty; DISCLAIMER. Each Party represents and warrants that it has the authority to enter into this Agreement according to its terms. WITHOUT LIMITING THE FOREGOING, Merlyn DOES NOT REPRESENT, WARRANT, COVENANT OR GUARANTEE THAT THE INDICES, ANY DATA INCLUDED THEREIN OR ANY INFORMATION, DATA, MATERIALS, PRODUCTS OR SERVICES PROVIDED UNDER THIS AGREEMENT OR THE USE THEREOF WILL BE TIMELY, ACCURATE, COMPLETE, UNINTERRUPTED OR ERROR-FREE. NEITHER Merlyn NOR ITS AFFILIATES OR LICENSORS MAKE(S) ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, ITS CUSTOMERS AND COUNTERPARTIES, OWNERS OF THE FUNDS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDICES OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE.

5.	Limitation of Liability; Indemnity.

(a) Disclaimer of Liability. Except as expressly provided herein, Merlyn shall have no liability for losses of any type whatsoever suffered by Licensee or any third party in connection with such party’s issuance, marketing, quoting, trade or advertising of the Funds or any financial instruments issued by Licensee or any other funds, services or advice provided by or through Licensee (collectively, “Licensee Funds”); provided that Merlyn shall have responsibility and liability for providing information or data that Merlyn specifically provides to Licensee for inclusion in a Fund’s registration statement (collectively, “Merlyn Registration Statement Information”) or marketing materials that Merlyn knows or should have known is false or misleading with respect to a material fact in the form provided by Merlyn, or which omits to state any material fact necessary in order to make the statements therein not false or misleading (collectively, “Material Misstatements”).

(b) Limitation of Liability. MERLYN’S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT SHALL BE LIMITED TO $500,000. THE FOREGOING LIMITATION OF LIABILITY SHALL NOT APPLY TO (1) A MATERIAL BREACH OF THIS AGREEMENT BY MERLYN THAT REMAINS UNCURED MORE THAN 30 DAYS AFTER NOTICE OF SAME, (2) CLAIMS THAT ARE SUBJECT TO INDEMNIFICATION UNDER SECTION 5(d) OF THIS AGREEMENT, OR (3) THE GROSSLY NEGLIGENT ACTS OR OMISSIONS OR WILLFUL MISCONDUCT OF MERLYN IN PERFORMING ITS OBLIGATIONS UNDER THIS AGREEMENT. EXCEPT AS EXPRESSLY PROVIDED HEREIN, IN NO EVENT SHALL MERLYN OR ANY OF ITS AFFILIATES, LICENSORS OR CONTRACTORS BE LIABLE FOR ANY LOST PROFITS, OR ANY INDIRECT, CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES, HOWEVER CAUSED, AND WHETHER ARISING UNDER BREACH OF CONTRACT, NEGLIGENCE, TORT, STRICT LIABILITY, OR ANY OTHER THEORY OF LIABILITY, EVEN IF MERLYN HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. Nothing in this Agreement excludes or limits Merlyn’s liability to the extent that any applicable law precludes or prohibits any exclusion or limitation of liability.

(c) Force Majeure. Merlyn shall not be liable for losses incurred due to circumstances beyond its reasonable control, which may include, without limitation: (i) acts of God, unrest, war, terrorism, natural occurrences or other events outside of Merlyn’s reasonable control (including without limitation fire, flood, earthquake, acts of war, acts of terror, strikes, lock-outs, labor shortages, disruption to transport, orders issued by domestic and foreign authorities not caused by culpable conduct and changes in applicable law); (ii) disruptions to technical installations such as any IT system which have not been caused by Merlyn’s negligence or willful misconduct. Provided that Merlyn shall have instituted at least the protections that a reasonable person in a similar business would have used to protect against such disruptions for systems of similar economic and business importance.

(d) Indemnity.

(i)	Licensee shall defend, indemnify and hold harmless Merlyn, its Affiliates and its and their officers, directors, employees, licensors, contractors and agents (collectively, the “Merlyn Indemnitees”) from and against any and all third party claims, demands, suits, investigations and proceedings asserted against any of the Merlyn Indemnitees and all liabilities, losses, penalties, damages, costs and expenses (including reasonable attorneys’ fees): (i) arising out of or relating to use of any Licensed Index or Licensed Marks by the Licensee that is contrary to this Agreement; (ii) arising out of or relating to any improper act or omission of Licensee which constitutes a material breach of this Agreement; or (iii) the proximate cause of which is the marketing, sale, distribution or dissemination of Licensee’s Funds, unless such claim is based on any IP Claim as defined in Section 5(d)(ii).

(ii)	Merlyn shall defend, indemnify and hold harmless Licensee, the Trust, and its and their Affiliates and their officers, directors, trustees, employees, licensors, contractors and agents (collectively, the “Licensee Indemnitees”) from and against any and all third party claims, demands, suits, investigations and proceedings asserted against any of the Licensee Indemnitees and all liabilities, losses, penalties, damages, costs and expenses (including reasonable attorneys’ fees) arising out of or relating to: (i) Licensee’s use of the Licensed Indices or Licensed Marks as authorized under this Agreement, including a claim or demand of any nature by any third party including but not limited to claims: (a) demanding Licensee cease or desist from further use of any Licensed Index or Licensed Mark; (b) alleging an infringement of any patent, copyright, trademark or other intellectual property rights; (c) alleging improper or unauthorized use of marks or data in connection with a Fund or any registration statement or other regulatory submission in connection therewith; or (d) alleging the misappropriation of a trade secret or other proprietary right (each, an “IP Claim”); provided that Merlyn shall not be responsible for any such claim to the limited extent caused by any modification of any Index not made by or authorized by Merlyn; (ii) any act or omission of Merlyn which constitutes a breach of this Agreement in relation to Licensed Indices or Marks; or (iii) breach of any of Merlyn’s representations, warranties or covenant hereunder. If Merlyn determines in its reasonable discretion that an IP Claim may be asserted by a third party, Merlyn may, in Licensee’s discretion and at Merlyn’s expense, and contingent upon approval of the Trust’s Board of Trustees, (A) modify or replace the allegedly infringing Index, (B) obtain for Licensee the right to continue use of such Index or (C) terminate the applicable Order Schedule with respect to such Index, in any case upon advance written notice to Licensee subject to Section 6 of this Agreement. For the sake of clarity, in the foregoing sentence “Merlyn’s expense” shall include Licensee’s cost and expenses associated with permitted modifications or replacements including but not limited to costs and expenses of satisfying regulatory requirements, and/or rebranding a Fund.

(iii)	The indemnified party (Licensee or Merlyn, as the case may be, “Indemnified Party”), shall (i) promptly notify the indemnifying party of any such claim, action, or demand contemplated in Sections 5(d)(i) and 5(d)(ii) above (although failure to do so will only relieve the indemnifying party of its indemnity obligations hereunder to the extent the indemnifying party was prejudiced thereby); (ii) reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, in the defense of such claim, action, or demand; and (iii) the indemnifying party shall have full control over the defense and settlement of such claim, action, or demand subject to Section 5(d)(iv) below. Without waiving the benefits of the immediately preceding sentence, the indemnified party shall have the right, at its own expense, to participate in the defense of any such claim or action.

(iv)	Except to the extent not permitted by applicable regulatory requirements, the indemnifying party shall have control over all negotiations for the settlement or compromise of a claim, action, or demand which such party is required to defend and/or handle under this Section 5; provided that such settlement or compromise is solely monetary in nature. Without limiting the generality of the foregoing, the indemnifying party may not without the other party’s prior written consent, settle, compromise or consent to the entry of any judgment in any such commenced or threatened claim or action, unless such settlement, compromise or consent: (i) includes an unconditional release of the relevant Indemnified Party from all liability arising out of such commenced; and (ii) does not include a statement as to, or an admission of fault, culpability, or failure to act by or on behalf of, the relevant Indemnified Party) and does not otherwise adversely affect the relevant Indemnified Party.

6.	Term; Termination.

(a) Term. The term of this Agreement shall commence on the Effective Date and continue with respect to a Fund unless and until the Partnership Agreement, which is attached hereto as Exhibit 1, is terminated by the Parties with respect to the corresponding Fund; provided that the parties may, at any time, mutually agree, in writing, to unilaterally terminate this Agreement with respect to one or both Funds. Notwithstanding the prior sentence, this Agreement shall terminate immediately with respect to a Fund in the event that the corresponding Fund’s registration statement is withdrawn or that Fund are made the subject of an action brought by the Securities and Exchange Commission alleging violation of the federal securities laws by such Fund, the Trust or their service providers with regard to such Fund. If this Agreement is terminated with respect to only one Fund, this Agreement shall continue in full force and effect with respect to the other Fund until this Agreement is terminated in accordance with its terms.

(b) Effect of Termination; Termination-in-Part.

1)	Upon expiration or termination of this Agreement or any Order Schedule and pending Trust approval in accordance with this Section 6 (“Termination”), (i) all rights and licenses granted under this Agreement and all Order Schedules (or under this Agreement with respect to such Order Schedule) shall automatically terminate; and (ii) the Licensee shall immediately discontinue all use of the Licensed Index, the Licensed Marks, and fund ticker(s), and remove, delete, or destroy all materials and other items bearing any of the Licensed Marks or referring to the Licensed Indices not required to be maintained in Licensee’s books and records by applicable laws, and, upon Merlyn’s request, cause an officer of Licensee to certify in writing that Licensee has fully complied with this requirement. If this Agreement is terminated with respect to only one Fund, the rights and license granted herein shall continue to the fullest extent with respect to the remaining Fund in accordance with Section 6(b)(2).

2)	Upon expiration or termination of this Agreement or any Order Schedule and pending Trust approval in accordance with this Section 6 with respect to only one Fund (“Termination in Part”), (i) all rights and licenses granted under this Agreement and all Order Schedules (or under this Agreement with respect to such Order Schedule) related to that Fund shall automatically terminate; and (ii) the Licensee shall immediately discontinue all use of the corresponding Licensed Index, the corresponding Licensed Marks, and relevant fund ticker, and remove, delete, or destroy all materials and other items bearing any of that Fund’s Licensed Marks or referring to that Fund’s Licensed Index not required to be maintained in Licensee’s books and records by applicable laws, and, upon Merlyn’s request, cause an officer of Licensee to certify in writing that Licensee has fully complied with this requirement. If this Agreement is terminated with respect to only one Fund, the license granted herein shall continue to the fullest extent with respect to the remaining Fund.

7.	Assignment. Except as expressly set forth in this Agreement, neither Party shall assign or delegate this Agreement or any of its rights or obligations under this Agreement without the other Party’s prior written consent, whether by operation of law or otherwise. A merger or sale of all or substantially all of Merlyn’s assets to which this Agreement relates shall constitute an assignment that does not require mutual consent. This Agreement shall be binding upon and inure to the benefit of the Parties and their heirs, successors and assigns.

8.	Subcontracting. Merlyn may not subcontract any of its obligations or the performance of this Agreement to third parties. This does not apply to service providers necessary to operating and promoting the index, such as the index calculation agent, distribution services and reporting services.

9.	Confidentiality.

(a)	“Confidential Information” means all information disclosed by one Party to the other Party that is marked “confidential” or “proprietary” or that would appear to a reasonable person to be confidential given the nature of the information and circumstances of disclosure. Notwithstanding the foregoing, the terms and conditions of this Agreement and each Order Schedule, including fees and pricing shall constitute the Confidential Information of each party. Except as reasonably required for carrying out tasks in connection with the essential purpose of this Agreement, Merlyn.AI Corporation’s Index data shall be deemed Confidential Information hereunder. The recipient shall use the other Party’s Confidential Information solely for the purposes described in this Agreement and shall not disclose such Confidential Information to any third party, other than such Party’s Affiliates and its and their employees, contractors, and advisors, and to the Trust’s board of trustees and other service providers with a need to know who are bound by a commercially reasonable written or ethical confidentiality obligation at least as protective of the Confidential Information as this Agreement.

(b)	Confidential Information shall not be subject to the confidentiality obligations herein to the extent: (i) it is already known to the receiving party at the time it is obtained; (ii) it is or becomes publicly known or available through no wrongful act of the receiving party; (iii) it is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality; (iv) it is released by the protected party to a third party without restriction; or (v) it has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(c)	Confidential Information may be disclosed by a party without violating its confidentiality obligations under this Agreement to third parties to the limited extent: (i) release of the information is necessary or appropriate in connection with the provision of services contemplated by this Agreement (including services to the Fund); (ii) it is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory authority or agency examination request (in writing) during an audit, law, regulatory statute, or binding discovery request in pending litigation (provided the receiving party will provide the disclosing party written notice of such requirement, to the extent such notice is permitted); (iii) it is requested to be disclosed by a governmental or regulatory authority or agency with jurisdiction over the disclosing party (provided the receiving party will provide the disclosing party written notice of such requirement, to the extent such notice is permitted); or (iv) it is relevant to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party. Confidential Information shared with third parties in accordance with the foregoing sentence shall otherwise remain subject to the confidentiality obligations of this section.

(d)	The Parties’ confidentiality obligations shall apply for the term of this agreement and five (5) years thereafter.

10.	Notices. Unless otherwise agreed in writing all communications or other notifications under this Agreement shall be in writing, delivered personally or by certified or registered mail, or overnight delivery by an established national or international delivery service, as applicable, addressed as follows or by email at the email addresses set forth below (provided that email shall not be sufficient for notices of breach, termination or an indemnifiable claim). All notices shall be deemed effective upon personal delivery or when received if sent by certified or registered mail or by overnight delivery or on the business day following receipt by email. Either Party may update its notice address by providing written notice to the other Party in accordance with this Section.

Merlyn:

Merlyn.AI Corporation

Attn. David Epstein

President and CEO

Telephone: 1.650.656.5176

E-Mail: dave@merlyn.ai

Licensee:

Empowered Funds, LLC

213 Foxcroft Road

Broomall, PA 19008 USA

Attn.

Wes Gray, PhD

Chief Executive Officer

Telephone: 1.215.882.9983

E-mail: wes@alphaarchitect.com

11.	General Provisions.

(a) This Agreement is to be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without giving effect to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the Commonwealth of Pennsylvania.

(b) If a dispute, controversy or claim arises among the Parties or any of their respective Affiliates, the Parties shall first attempt to resolve the matter in good faith among themselves. If such efforts are unsuccessful, the Parties shall next submit the matter to any mutually agreed-to mediation service for mediation in the Commonwealth of Pennsylvania, the costs of which shall be born equally among the Parties. All offers, promises, conduct and statements, whether oral or written, made in the course of the mediation by any of the Parties, their agents, employees, experts and attorneys, and by the mediator and any employees of the mediation service, are confidential, privileged and inadmissible for any purpose, including impeachment, in any litigation, arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the mediation. If the Parties cannot resolve the dispute, controversy or claim for any reason after mediation, any Party shall commence binding arbitration in the Commonwealth of Pennsylvania in accordance with the Commercial Arbitration Rules of the American Arbitration Association then applying. Judgment on the award rendered by the arbitrator(s) shall be final and binding and may be entered in any court having jurisdiction thereof.

(c) Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

(d) Great loss and immediate and irreparable injury may be suffered by a Party if the other Party should breach or violate any of its confidentiality obligations. The Parties agree that such covenants and agreements are reasonably necessary to protect and preserve their interests, and, that in addition to all of other remedies provided at law or in equity, each Party shall be entitled to seek a temporary restraining order and a permanent injunction and other equitable relief to prevent a breach or threatened breach thereof, without posting a bond or other security.

(e) If any provision(s) of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired thereby and shall be enforced to the maximum extent permitted by applicable law. To the extent permissible under applicable law, the invalid, illegal, or unenforceable provision(s) may be revised, reformed, or redrafted to be valid, legal, or enforceable so as to carry out the clear intent of the Parties.

(f) No waiver of any breach of or default under any provision of this Agreement or of any rights or obligations of any Party hereunder will be effective unless in writing and signed by the Party waiving compliance or deemed a waiver of any other provision or of any subsequent breach or default of the same provision hereof.

(g) This Agreement shall be read and construed, in respect of each Licensed Index, in conjunction with the relevant Order Schedule. In the case of any conflict between an Order Schedule and this Agreement, the terms of the Order Schedule will take precedence.

(h) English is the governing language of this Agreement and all communications and proceedings relating to this Agreement shall be conducted in English.

(i) Except as expressly set forth in this Agreement, there are no third-party beneficiaries under this Agreement.

(j) This Agreement, the Order Schedules, and all Addenda, exhibits, schedules and appendices hereto and thereto constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede any prior or contemporaneous agreements, written or oral, regarding the subject matter hereof; provided that this Agreement, et.al~~.~~., do not supersede the Partnership Agreement, which remains in full force and effect in accordance with its terms, as such may be amended from time to time. Any amendment to this Agreement (including any Order Schedule) must be in writing and executed by both Parties to be valid.

IN WITNESS WHEREOF, authorized persons representing each Party have executed this Agreement as of the Effective Date.

Merlyn:	LICENSEE

Merlyn.AI Corporation	Empowered Funds, LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date:

Addendum 1 Order Schedule

ORDER SCHEDULE dated
as of October 14, 2019

Relating to the Index License Agreement dated as of October 14, 2019 entered into between Merlyn AI Corporation and Empowered Funds, LLC
(“Index License Agreement”)

The terms and conditions of the Index License Agreement are hereby incorporated herein by reference. Therefore, this Order Schedule shall be read and construed in accordance with, the Index License Agreement. Capitalized terms used but not otherwise defined in the present Order Schedule shall have the meanings ascribed to such terms in the Index License Agreement. In the event of a conflict between the terms and conditions set forth in the Index License Agreement and in the present Order Schedule, the terms and conditions set forth in the present Order Schedule shall prevail.

1.	List of Licensed Indices covered by this Order Schedule and the respective Index calculation start date

No.:	Name of Licensed Index	Index calculation start date
1.	MAI Bull-Rider Bear-Fighter Index	August 26, 2019
2.	MAI Tactical Growth and Income Index	August 26, 2019

2.	Licensed Marks

No.:	Trademark	Trademark owner	Registration or Serial No.	Licensed?
1.	Merlyn®	SumGrowth Strategies, LLC	5798147	Y
2.	Temporal Portfolio Theory®	SumGrowth Strategies, LLC	5280040	Y
3.	Merlyn.AI®	SumGrowth Strategies, LLC	88264304	Y
4.	StormGuard™	SumGrowth Strategies, LLC	n/a	Y
5.	StormGuard-Armor™	SumGrowth Strategies, LLC	n/a	Y
6.	Bull-Rider Bear-Fighter™	SumGrowth Strategies, LLC	n/a	Y
7	Tactical Growth and IncomeTM	SumGrowth Strategies, LLC	n/a	Y

3.	Term

Perpetual until terminated in accordance with the terms of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, authorized persons representing each Party have executed this Order Schedule as of the Effective Date.

LICENSOR:	LICENSEE

Merlyn.AI Corporation	Empowered Funds, LLC

By:	By:
Name:	Name:
Title:	Title:
Date:	Date: